                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]


Check the appropriate box:

[_] Preliminary Proxy Statement           [_] CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
[_] Definitive Proxy Statement                RULE 14C-5(D)(2))

[X] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12



                      E.I. du Pont de Nemours and Company
    ------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)



    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    (4) Proposed maximum aggregate value of transaction:

    (5) Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

Notes:

                                                          DuPont
                                                          1007 Market Street
                                                          Wilmington, DE 19898
[LOGO OF DUPONT APPEARS HERE]
                                                          EDGAR S. WOOLARD, JR.
                                                          Chairman of the Board

  ANNUAL MEETING--APRIL 26, 1995

  April 13, 1995

  Dear Stockholder:

  On April 6, 1995, the Company acquired 156 million shares of its Common Stock from Seagram. This transaction is valued at approximately $8.8 billion. About $53 per share was paid in cash and short term notes; the remainder was paid in warrants to purchase the Company's Common Stock.

  The opportunity to purchase Seagram's shares within the structure they proposed had excellent advantages. We believe that the Company's shares have been undervalued in the marketplace so we have been considering a share repurchase program for some time. The Company was able to acquire a significant number of shares at a very attractive price.

  We believe that the Seagram transaction provides significant benefits to all of our shareholders. The timing is good since the Company is enjoying excellent performance in our global markets and our financial position is strong.

  To accomplish this transaction, we have incurred increased debt. But we believe that we have a strong and effective plan to finance the transaction. We are committed to restoring the Company's financial flexibility promptly.

  Overall, we believe that acquiring Seagram's shares is the best use of our financial resources today. The Seagram transaction is described in more detail in the enclosed Supplement to the Company's Proxy Statement.

  As indicated in the Proxy Statement previously sent to you, the Company's 1995 Annual Meeting will be held on Wednesday, April 26, 1995 at 10:30 a.m. in The Playhouse Theatre, DuPont Building, Wilmington, Delaware. You do not need to complete a new proxy for your shares to be represented at the meeting, unless you want to change your vote.

  I look forward to talking with you about this transaction and the other steps the Company is taking to assure strong performance in the future.

  Sincerely,

  /s/ Edgar S. Woolard, Jr.

  Edgar S. Woolard, Jr.


  E.I. du Pont de Nemours and Company

                 [LOGO OF RECYCLED PAPER APPEARS HERE] Printed on Recycled Paper

                                                                  April 13, 1995
To the Holders of Common Stock of
  E. I. du Pont de Nemours and Company

                  SUPPLEMENT TO ANNUAL MEETING PROXY STATEMENT
                              DATED MARCH 17, 1995

  This Proxy Statement Supplement amends and modifies, and should be read in conjunction with, the Proxy Statement of E. I. du Pont de Nemours and Company dated March 17, 1995 furnished in connection with the Annual Meeting of Stockholders to be held April 26, 1995. Copies of the Annual Meeting Proxy Statement were previously furnished to holders of record of Du Pont Common Stock as of the close of business on March 7, 1995.

  AS NOTED BELOW, IF YOU HAVE ALREADY COMPLETED AND RETURNED A PROXY, SUCH PROXY WILL CONTINUE TO BE VALID AND YOU DO NOT HAVE TO COMPLETE AND RETURN A NEW PROXY.

ACQUISITION OF SHARES FROM SEAGRAM

  On April 6, 1995, the Company acquired 156 million shares of its Common Stock beneficially owned by The Seagram Company Ltd. The consideration for the acquired shares consisted of (i) $1 billion in cash, (ii) 90-day promissory notes of the Company in an aggregate principal amount of $7.3 billion and (iii) warrants of the Company exercisable for 156 million shares of its Common Stock. Seagram continues to hold approximately 8.2 million shares, or about 1.6% of the shares outstanding following the transaction.

  The notes issued to Seagram bear interest at market rates, are prepayable at any time without penalty and have covenants and events of default substantially identical to the Company's publicly-held debt securities.

  The warrants issued to Seagram are exercisable in 2 1/2 years, 3 1/2 years and 4 1/2 years with respect to 48 million shares at $89.33 per share, 54 million shares at $101.14 per share and 54 million shares at $113.63 per share, respectively. In general, as long as the warrants are held by Seagram, the warrants are exercisable only during the 60-day periods immediately preceding their respective expiration dates. However, the warrants would become exercisable sooner in connection with certain significant corporate events. The warrants are not transferable until May 15, 1996. Following such date, the Company would have the right to buy the warrants from Seagram before Seagram would be permitted to transfer the warrants to a third party. If the Company does not exercise this right, any warrants which are transferred to non-affiliates of Seagram would be exercisable at any time prior to their expiration.

  In connection with this acquisition, the Company and Seagram terminated their 1986 agreement (which is described in Note A beginning on page 7 of the Proxy Statement dated March 17, 1995) and entered into a new agreement relating to their future relationship. The new agreement has a term of 15 years but may be terminated sooner under certain circumstances. The new agreement contains a variety of restrictions applicable to Seagram which, among other things, generally prohibit Seagram from acquiring shares of the Company's Common Stock except upon exercise of the warrants. The new agreement also provides that, if Seagram exercises the warrants, Seagram would have the right to designate representatives to the Company's Board of Directors (although a smaller percentage than under the 1986 agreement). In addition, the new agreement provides that Seagram will vote its shares of Du Pont Common Stock (including any shares issued upon exercise of the warrants) proportionately with other stockholders, except that Seagram may vote its shares in its discretion on any significant event (defined to include charter amendments and certain other significant corporate actions).

RESIGNATION OF SEAGRAM NOMINEES

  Effective as of the closing of the Seagram transaction on April 6, 1995, Seagram's representatives on the Company's Board of Directors (Edgar M. Bronfman, Charles R. Bronfman, Edgar Bronfman, Jr. and John L. Weinberg) resigned from such positions. Accordingly, such individuals are no longer nominees for election at the 1995 Annual Meeting. In addition, the Company's two nominees on Seagram's board of directors have resigned.

RECOMMENDATIONS OF THE BOARD

  THE BOARD OF DIRECTORS CONTINUES TO RECOMMEND THAT STOCKHOLDERS VOTE FOR THE COMPANY'S NOMINEES FOR ELECTION AS DIRECTORS. The nominees are Percy N. Barnevik, Andrew F. Brimmer, Louisa C. Duemling, Edward B. du Pont, Charles M. Harper, John A. Krol, Constantine S. Nicandros, William K. Reilly, H. Rodney Sharp, III, Charles M. Vest and Edgar S. Woolard, Jr. The Proxy Statement previously furnished contains information concerning such individuals.

  THE BOARD OF DIRECTORS ALSO CONTINUES TO RECOMMEND THAT STOCKHOLDERS VOTE FOR THE RATIFICATION OF PRICE WATERHOUSE LLP AS INDEPENDENT ACCOUNTANTS FOR 1995 AND AGAINST THE STOCKHOLDER PROPOSALS DESCRIBED IN THE ANNUAL MEETING PROXY STATEMENT DATED MARCH 17, 1995 AND PREVIOUSLY FURNISHED TO YOU.

YOUR PROXY

  If you have previously completed and returned a proxy, such proxy continues to be valid and the shares represented thereby will be voted in accordance with the instructions indicated thereon (except that instructions to vote in favor of Seagram's representatives who have resigned and who are no longer nominees for election will be disregarded) and you do not need to complete a new proxy in order for your shares to be represented at the Annual Meeting, unless you wish to change your vote. A new proxy is enclosed for stockholders who have not previously completed and returned a proxy or who have previously completed and returned a proxy and wish to change the voting instructions contained in such proxy.

  IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, IF YOU HAVE NOT PREVIOUSLY COMPLETED AND RETURNED A PROXY, PLEASE COMPLETE AND RETURN THE PROXY IN THE ENCLOSED ENVELOPE AS SOON AS POSSIBLE.

                                                    Louise B. Lancaster
                                                         Secretary

[LOGO OF DU PONT
 APPEARS HERE]

                         PROXY/VOTING INSTRUCTION CARD
                      E.I. DU PONT DE NEMOURS AND COMPANY
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoints J.A. Krol, C.S. Nicandros and E.S. Woolard, Jr., or any of them, each with power of substitution, as proxies for the undersigned to vote all shares of Common Stock of said Company which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on April 26, 1995, and any adjournments thereof, as hereinafter specified and, in their discretion, upon such other matters as may properly come before the meeting. The undersigned hereby revokes all proxies heretofore given.

     As described on page 1 of the proxy statement dated March 17, 1995, this proxy also provides voting instructions for shares held for the account of the undersigned in the employee savings and stock ownership plans. A trustee for these plans will vote these shares as directed provided you sign and return a proxy by April 21, 1995. A trustee for the employee savings plans may vote in its discretion all shares held in these plans for which no voting instructions are received. Shares held through the employee stock ownership plans will be voted for you only if you sign and return a proxy. Other shares owned by you will be voted only if you sign and return a proxy, or attend the meeting and vote by ballot.

     On matters for which you do not specify a choice, your shares will be voted in accordance with the recommendation of the Board of Directors.

      1. Election of Directors (Mark only one)

          [_] Vote FOR all nominees listed below  [_] Vote WITHHELD from all
              and recommended by the Board of         nominees
              Directors (except as directed to
              the contrary below)

    P.N. Barnevik; A.F. Brimmer; L.C. Duemling; E.B. du Pont; C.M. Harper;
     J.A. Krol; C.S. Nicandros; W.K. Reilly; H.R. Sharp, III; C.M. Vest;
                               E.S. Woolard, Jr.

INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.

- --------------------------------------------------------------------------------
                                    (continued, and to be signed, on other side)

                          (continued from other side)

The Board of Directors recommends a vote "FOR" proposal No. 2:      NO.

                                  For    Against   Abstain
2. On independent accountants     [_]      [_]       [_]

The Board of Directors recommends a vote "AGAINST" the following stockholder proposals:
                                  For    Against   Abstain
3. On directors' board service    [_]      [_]       [_]

4. On cumulative voting           [_]      [_]       [_]

5. On site listing                [_]      [_]       [_]

PLEASE SIGN, DATE,
DETACH AND RETURN
THIS PROXY, USING THE                             [_] Please check to receive
ENCLOSED POSTAGE                                      an admission ticket to
PREPAID REPLY ENVELOPE.                               the meeting.

     Dated__________, 1995. SIGN HERE _________________________________________
     When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If the signer is a corporation, sign the full corporate name by duly authorized officer.